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                                                                   EXHIBIT 10.33


                              EMPLOYMENT AGREEMENT


         AGREEMENT made as of this 17th day of October, 1995 by and between the parties: LEONARD S. OSTFELD, an individual residing at Six Jamestown Court, East Brunswick, NJ 08816 (hereinafter referred to as the "Executive") and PHOENIX INFORMATION SYSTEMS CORP., a Delaware corporation, with principal executive offices located at City Centre, Suite 1100, 100 Second Avenue South, St. Petersburg, FL 33701 (hereinafter referred to as the "Company").


                              W I T N E S S E T H


         WHEREAS, the Company is engaged in providing automated reservations systems and services to the International travel industry; and

         WHEREAS, the Company desires to retain and employ the Executive for the purpose of securing to the Company the experience, ability and services of the Executive as Vice President of Finance and Chief Financial Officer; and

         WHEREAS, the Executive desires to be employed by the Company; and

         NOW, THEREFORE, it is mutually agreed by and between the parties hereto as follows:

                                   ARTICLE I
                                   EMPLOYMENT

         The Company hereby employs the Vice President of Finance and Chief Financial Officer and the Executive hereby accepts such employment and agrees to serve on a full-time basis as an executive officer of the Company effective November 1, 1995 subject to and upon the terms and conditions set forth in this Agreement.

                                   ARTICLE II
                                     DUTIES

         (A) The Executive shall, during the term of his employment with the Company and subject to the direction and control of the Company's Board of Directors, perform such executive duties and functions as he may be called upon to perform consistent with his employment hereunder as Vice President of Finance and Chief Financial Officer.

         (B) The Executive agrees to devote his full time and best efforts to the performance of his duties for the Company, which shall include, but not be limited to, the following: to participate in the direction of the Company's business; and to promote the Company's relationships with its employees, customers and others in the business community.





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                                  ARTICLE III
                                  COMPENSATION

         (A) The Company shall pay to the Executive for all services to be rendered pursuant to the terms of this Agreement: (i) a base salary at the rate of Eleven Thousand Five Hundred ($11,500.00) per month, payable in accordance with the Company's normal payroll procedures. Executive shall also be entitled to periodic salary adjustments as determined by the Board of Directors. Executive's voluntary termination of employment for any reason not covered herein shall terminate the salary of Executive as of the date of such termination.

         (B) Compensation for the Executive may also be increased by incentive earnings as approved by a majority of the Board of Directors or a Compensation Committee thereof.

         (C) Acceptance of this position requires the Executive to work out of the home office located in St. Petersburg, Florida. Reasonable and customary relocation costs to St. Petersburg shall be borne by the Company.
The Executive will be responsible for submitting expense receipts in support of the expenses incurred in the relocation. The Company will provide to the Executive housing for 60 days as part of his relocation cost.

                                   ARTICLE IV
                        WORKING CONDITIONS AND BENEFITS

         (A) The Executive shall be entitled to paid vacations during each year of his employment with the Company in accordance with present Company practice.

         (B) The Executive is authorized to incur reasonable and necessary expenses for promoting the business of the Company, including authorized expenses for entertainment, travel and similar items. The Company shall reimburse the Executive on a monthly basis for all such expenses, upon presentation by the Executive of an itemized account of such authorized expenditures.

         (C) The Executive shall be employed by the Company at executive offices maintained by the Company in St. Petersburg, Florida. The Executive shall travel on the Company's behalf to the extent reasonably necessary.

         (D) The Company shall provide the Executive during the term of this Agreement with major medical health benefits equivalent to that provided other officers.

         (E) The Company shall provide to the Executive to the full extent provided for under the laws of the Company's State of Incorporation and the Company's Bylaws, indemnification for any claim or lawsuit which may be asserted against the Executive when acting in such capacity for the Company, provided that said indemnification is not in violation of any of the following:
(a) federal and state law or (b) rule or regulation of the Securities and Exchange Commission.





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                                   ARTICLE V
                                 OTHER BENEFITS

         (A) In consideration of Executive's special background and experience and its application to the continuing development of the Company, and in recognition of the key management role of Executive, and as an incentive for Executive to continue his relationship with Company, Executive is herewith granted options to purchase 225,000 shares of Phoenix Information Systems Corp.'s Common Stock at $4.00 USD per share. The option is granted to Executive pursuant to the Company's Consulting and Services Compensation Agreement dated February 25, 1995 (the "Plan"). The Plan and the shares underlying the option have been registered with the Securities and Exchange Commission pursuant to a registration statement on Form S-8, SEC File No. 33-75862. The options shall expire on November 30, 2000, and they shall vest for the benefit of the Executive at the rate of 6,250 shares per month for 36
months, beginning December 1, 1995.   If the Executive terminates his
employment willfully, or due to death or disability, or if he is fired for cause prior to the end of the term of this Employment Agreement, then the unexercised portion of the aforesaid stock options shall be null and void upon the earlier of November 30, 2000 or the 90th day following the termination date of his employment. If the Executive is terminated without cause, the Executive shall be permitted to exercise vested options until expiration. All share certificates delivered to the Executive upon exercise of the options shall be issued with legend governing affiliates and control securities and are subject to certain restrictions on resale. During the lifetime of the Executive, the non-qualified options may only be exercised by the Executive and may not be assigned, transferred or hypothecated, except under the laws of descent and distribution. Vesting of options will end upon termination of the Executive for any reason.

         (B) During the term hereof, the Executive shall be entitled to receive such of the following other benefits of employment that are available to other members of the Company's management: health and life insurance benefits, pension, profit sharing and income protection or disability plans, in each instance, consistent with his position.

                                   ARTICLE VI
                                      TERM

         The term of this Agreement shall commence as of November 1, 1995 and continue until October 31, 1998, unless this Agreement is otherwise terminated pursuant to the terms hereof.

                                  ARTICLE VII
                                  TERMINATION

         (A) The Company may terminate this Agreement upon written notice to the Executive if the Executive becomes disabled or suffers an illness and as a result of such disability or illness is substantially unable to perform his duties hereunder for a period of three consecutive months or an aggregate of 90 working days over a consecutive 12 month period; such notice shall be forwarded to the Executive by the Company upon and after a resolution of the Company's Board of Directors authorizing such notification.





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         (B)     The Company may terminate this Agreement for cause upon
written notice from the Company to the Executive if the Executive has materially violated the terms of this Agreement or committed acts of misconduct or willfully fails to carry out the policies of the Company's Board of Directors or commits acts which have a material adverse effect on the business of the Company. Such notice shall be forwarded to the Executive by the company upon and after a resolution of the Company's Board of Directors authorizing such notification.

         (C) In the event that the Company terminates the employment of the Executive without cause, then the Executive shall be entitled to the following:

                 (i) Severance pay equal to six month's base salary or the time remaining on the balance of the contract, whichever is less, at the rate of base salary then in effect at the termination date. Such severance pay shall be made in one lump sum or in monthly installments on the first day of each month at the option of the Company;

                 (ii) Continuation of medical insurance for a period of six months or 30 days following the commencement of other employment, whichever is less.

         The consideration set forth in this sub-paragraph (C) together with any prior unpaid salary and unreimbursed expenses, shall completely relieve the Company of any liability to the Executive for any compensation that would have otherwise been payable to the Executive under the terms of this Agreement.

                                  ARTICLE VIII
                      CONFIDENTIALITY AND NON-COMPETITION

         (A) All Company trade secrets, proprietary information, software, software codes, advertising, sales, marketing and other materials or articles of information, including without limitation customer and supplier lists, data processing reports, customer sales analyses, invoices, price lists or information, samples, or any other materials or data of any kind furnished to the Executive by the Company or developed by the Executive on behalf of the Company or at the Company's direction or for the Company's use or otherwise in connection with the Executive's employment hereunder, are and shall remain the sole and confidential property of the Company; if the Company requests the return of such materials at any time during or after the termination of the Executive's employment, the Executive shall immediately deliver the same to the Company.

         (B) During the term of this Agreement and eighteen months after the termination of his employment with the Company for any reason whatsoever, the Executive shall not directly or indirectly induce or attempt to influence any employee of the Company to terminate his or her employment with the Company.





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         (C)     During the term of this Agreement and at all times thereafter, the Executive shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm association or company other than the Company, any material referred to in paragraph (A) above or any information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes used or developed by the Company or any names and addresses of customers or clients or any other confidential information relating to or dealing with the business operations or activities of the Company, made known to the Executive or learned or acquired by the Executive while in the employ of the Company.

                                   ARTICLE IX
                                  SEVERABILITY

         If any provision of this Agreement shall be held invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.

                                   ARTICLE X
                                  ARBITRATION

         Any controversy, claim or dispute arising out of the terms of this Agreement, or the breach thereof, may be settled by arbitration in Pinellas County Florida under the rules of the American Arbitration Association, if both the Company and the Executive agree to arbitration, and the award rendered thereon shall be final, binding and conclusive as to all parties and may be entered in any court of competent jurisdiction.

                                   ARTICLE XI
                                     NOTICE

         All notices required to be given under the terms of this Agreement shall be in writing and shall be deemed to have been duly given if delivered to the addressee in person or mailed by certified mail, return receipt requested, as follows:

         If to the Company, addressed to:
                 Phoenix Information Systems Corp.
                 City Centre, Suite 1100
                 100 Second Avenue South
                 St. Petersburg, FL  33701

         If to the Executive, addressed to:
                 Mr. Leonard S. Ostfeld
                 Six Jamestown Court
                 East Brunswick, NJ  08816





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or to any such other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph.

                                  ARTICLE XII
                                    BENEFIT

         This Agreement shall inure to and shall be binding upon the parties hereto, the successors and assigns of the Company and the heirs and personal representatives of the Executive.

                                  ARTICLE XIII
                                     WAIVER

         The waiver of either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

                                  ARTICLE XIV
                                 GOVERNING LAW

         This Agreement has been negotiated and executed in the State of Florida and Florida law shall govern its construction and validity.

                                   ARTICLE XV
                                ENTIRE AGREEMENT

         This Agreement contains the entire Agreement between the parties hereto; no change, addition or amendment shall be made hereto except by written agreement signed by the parties hereto. This Agreement supersedes all prior Agreements and understandings.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement and affixed their hands and seal the day and year first above written.

                                        EXECUTIVE:


                                        /s/ LEONARD S. OSTFELD
                                        ----------------------------------------

                                        PHOENIX INFORMATION SYSTEMS CORP.
[Corporate Seal]

                                        By:  /s/ ROBERT P. GORDON
                                             -----------------------------------
                                             Robert P. Gordon
                                             Chairman
ATTEST:

/s/ PAUL W. HENRY
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